Exhibit 99.1

Phillips Edison Grocery Center REIT I, Inc. Reports Year End 2016 Results

CINCINNATI, OH, March 9, 2017 - Phillips Edison Grocery Center REIT I, Inc. (the “Company,” “we,” “our,” or “us”), a publicly registered, non-traded real estate investment trust (“REIT”) focused on the acquisition and management of well-occupied grocery-anchored shopping centers, today announced its operating results for the year ended December 31, 2016.
Key highlights for the year ended December 31, 2016, include:

•	Recognized net income of $9.0 million during 2016

•	Same-Center NOI growth of 3.2%

•	Generated FFO of $108.8 million during 2016

•	Entered into a new $255 million unsecured term loan facility
“In 2016, we grew our portfolio of diverse, high-quality grocery-anchored properties with $234 million of acquisitions while creating organic growth from our leasing and property management operations. Adjusting for the change in our asset management fee structure, which occurred on October 1, 2015, our funds from operations per share increased by 7.4%. For 2017, we will continue to focus on the operating fundamentals of our portfolio, driving leasing spreads and net operating income growth, as well as evaluating strategic alternatives for the business,” said Jeff Edison, Chairman of the Board and Chief Executive Officer.
Operating Results

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For the year ended December 31, 2016, the Company generated revenue of $257.7 million, a 6.5% increase over 2015 revenue of $242.1 million. This increase was driven by acquisitions, higher same-center minimum rent per square foot and occupancy, and an increase in tenant recoveries over December 31, 2015.

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For the year ended December 31, 2016, the Company generated net income of $9.0 million compared to net income of $13.6 million for the 2015 comparable period. The change in net income primarily related to a $14.6 million increase in cash asset management fees paid to the Company’s advisor as a result of a change to the advisory fee structure effective October 1, 2015. Previously the asset management fee had been deferred via the issuance of Class B units in the Company's operating partnership. The fee is now paid 80% in cash and 20% in Class B units. Assuming the current fee structure had been in place during the first nine months of 2015, net income would have increased $9.2 million for the year ended December 31, 2016, relative to 2015.

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For the year ended December 31, 2016, the Company generated funds from operations ("FFO") of $108.8 million compared to FFO of $113.4 million for the 2015 comparable period. The change in FFO was driven by the change in the payment structure of the asset management fee, offset by growth in income from the properties. Adjusting 2015 results for the revised management fee structure, FFO would have increased $9.0 million for the year ended December 31, 2016, relative to 2015.

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For the year ended December 31, 2016, the Company generated modified funds from operations ("MFFO") of $106.3 million compared to MFFO of $112.7 million for the 2015 comparable period. The change in MFFO was consistent with the change in FFO. Adjusting 2015 results for the revised management fee structure, MFFO would have increased $7.2 million for the year ended December 31, 2016, relative to 2015.

Portfolio Results

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As of December 31, 2016, the Company’s portfolio consisted of 153 properties, totaling approximately 16.7 million square feet located in 28 states. Portfolio annualized base rent ("ABR") was $12.41 per leased square foot, compared to the 2015 portfolio ABR of $12.19 per leased square foot. As of December 31, 2016, portfolio ABR per leased square foot for anchor and inline tenants was $9.43 and $19.62, respectively.

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The Company reported Same-Center NOI growth of 3.2% for the year ended December 31, 2016, compared to the same period in 2015. Same-Center NOI represents the NOI for the 132 properties that were owned and operational for the entire portion of both comparable reporting periods, excluding the five properties classified as redevelopment as of December 31, 2016. This positive growth was primarily due to a $0.20 increase in minimum rent per square foot, a 0.2% improvement in occupancy, and a 2.3% increase in our overall recovery rate.

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During 2016, the Company acquired seven grocery-anchored shopping centers and additional real estate adjacent to previously acquired centers for an aggregate purchase price of approximately $233.9 million.

•	As of December 31, 2016, the Company reported leased portfolio occupancy of 95.6% compared to leased portfolio occupancy of 95.9% as of December 31, 2015.

•	Subsequent to the end of the quarter, the Company acquired one property totaling approximately 96,000 square feet for an aggregate purchase price of $14.8 million.
Capital Markets

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In September 2016 the Company entered into a new unsecured term loan facility with an interest rate of LIBOR plus 1.70%. The term loan has a principal amount of $230 million and matures in September 2023. The Company amended this term loan facility in October 2016 to increase the aggregate lender commitments from $230 million to $255 million.

•	As of December 31, 2016, $323.0 million was available to borrow under the Company's $500 million revolving credit facility.

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As of December 31, 2016, the Company’s debt to enterprise value was 35.5%. Debt to enterprise value is calculated as net debt (total debt, excluding below-market debt adjustments and deferred financing costs, less cash and cash equivalents) as a percentage of enterprise value (equity value, calculated as total common shares and OP units outstanding multiplied by the estimated value per share of $10.20, plus net debt).

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The Company’s debt had a weighted-average interest rate of 3.0% and a weighted-average maturity of 4.0 years. 58.0% of the Company’s debt was fixed-rate debt, and, effective July 2017, an additional $255 million of variable-rate debt will be fixed through a forward starting interest rate swap agreement. Including this debt subject to the interest rate swap, 82.1% of the Company's debt was fixed-rate debt.

Distributions

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For the year ended December 31, 2016, the Company paid gross distributions of $123.1 million, including $58.9 million of distributions reinvested through the dividend reinvestment plan, for net cash distributions of $64.3 million.

•	Operating cash flows of $103.1 million for the year ended December 31, 2016, were greater than our net cash distributions by $38.8 million.
Share Repurchase Program

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During the year ended December 31, 2016, the Company repurchased $20.3 million of shares of common stock under its Share Repurchase Program (“SRP”). The cash available for repurchases on any particular date under the SRP is generally limited to the proceeds from the Company’s dividend reinvestment plan during the preceding four fiscal quarters, less amounts already used for repurchases during the same time period. In January 2017, the Company repurchased approximately $39.2 million of shares of common stock under our SRP as additional funding became available. Investors who qualified had their shares repurchased on a pro rata basis, after which there remained outstanding requests to repurchase 5.6 million shares. The funds available for repurchases during the remainder of 2017, if any, are expected to be limited. We will continue to fulfill repurchases sought upon a stockholder’s death, “qualifying disability,” or “determination of incompetence” in accordance with the terms of the SRP.

Stockholder Update Call

•	The Company will provide a stockholder update presentation on March 27, 2017, on its website at www.grocerycenterreit1.com. An additional press release with further details will follow.
Reconciliation of Non-GAAP Measures
Same-Center Net Operating Income
We present Same-Center NOI as a supplemental measure of our performance. We define NOI as total operating revenues, adjusted to exclude lease buy-out income and non-cash revenue items, less property operating expenses and real estate taxes. Same-Center NOI represents the NOI for the 132 properties that were owned and operational for the entire portion of both comparable reporting periods, excluding those properties we classify as redevelopment. A property is removed from the Same-Center pool and classified as redevelopment when it is being repositioned in the market and such repositioning is expected to have a significant impact on property operating income. While there is judgment surrounding changes in designations, once a redevelopment property has stabilized, it is typically moved to the Same-Center pool the following year. Currently, we have identified five properties that we classify as redevelopment properties.
We believe that NOI and Same-Center NOI provide useful information to our investors about our financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income. Because Same-Center NOI excludes the change in NOI from properties acquired after December 31, 2014, and those considered redevelopment properties, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Below is a reconciliation of net income to NOI and Same-Center NOI for the years ended December 31, 2016 and 2015 (in thousands):

	2016	2015(1)
Net income	$9,043	$13,561
Adjusted to exclude:
Lease buyout income	(583)	(6)
General and administrative expenses	31,804	15,829
Acquisition expenses	5,803	5,404
Depreciation and amortization	106,095	101,479
Interest expense, net	32,458	32,390
Other income, net	(5,990)	(248)
Net amortization of above- and below-market leases	(1,208)	(821)
Straight-line rental income	(3,512)	(4,571)
NOI	173,910	163,017
Less: NOI from centers excluded from Same-Center	(20,836)	(14,648)
Total Same-Center NOI	$153,074	$148,369

(1)	Certain prior period amounts have been restated to conform with current year presentation.
The table below is a comparison of Same-Center NOI for the years ended December 31, 2016 and 2015 (in thousands):

	2016	2015	$ Change	% Change
Revenues:
Rental income(1)	$164,622	$160,515	$4,107
Tenant recovery income	56,142	53,737	2,405
Other property income	773	1,111	(338)
	221,537	215,363	6,174	2.9%
Operating Expenses:
Property operating expenses	36,784	35,049	1,735
Real estate taxes	31,679	31,945	(266)
	68,463	66,994	1,469	2.2%
Total Same-Center NOI	$153,074	$148,369	$4,705	3.2%

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
Funds from Operations and Modified Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) to be net income, computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of depreciable real estate property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures, and non-controlling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because, when compared year to year, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.
Since the definition of FFO was promulgated by NAREIT, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use MFFO, which excludes from FFO the following items:

•	acquisition fees and expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting;

•	adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting.
We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after our acquisition stage is complete, because MFFO excludes acquisition expenses that affect operations only in the period in which the property is acquired. Thus, MFFO provides helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity.
Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, as explained below, management’s evaluation of our operating performance may also exclude items considered in the calculation of MFFO based on the following economic considerations.

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Adjustments for straight-line rents and amortization of discounts and premiums on debt investments—GAAP requires rental receipts and discounts and premiums on debt investments to be recognized using various systematic methodologies. This may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance. The adjustment to MFFO for straight-line rents, in particular, is made to reflect rent and lease payments from a GAAP accrual basis to a cash basis.

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Adjustments for amortization of above- or below-market intangible lease assets—Similar to depreciation and amortization of other real estate-related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over the lease term and should be recognized in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, and the intangible value is not adjusted to reflect these changes, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

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Gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting—This item relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated, but unknown, gains or losses.

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Adjustment for gains or losses related to early extinguishment of derivatives and debt instruments—These adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

Neither FFO nor MFFO should be considered as an alternative to net income or income from continuing operations under GAAP, nor as an indication of our liquidity, nor is either of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. FFO and MFFO should not be viewed as more prominent measures of performance than our net income or cash flows from operations prepared in accordance with GAAP. Our FFO and MFFO, as presented, may not be comparable to amounts calculated by other REITs.
The following section presents our calculation of FFO and MFFO and provides additional information related to our operations.

FFO AND MFFO
FOR THE PERIODS ENDED DECEMBER 31, 2016 AND 2015
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015(1)	2016	2015(1)
Calculation of FFO
Net (loss) income attributable to stockholders	$3,689	$(2,164)	$8,932	$13,360
Adjustments:
Depreciation and amortization of real estate assets	27,829	25,732	106,095	101,479
Gain on sale of property	(4,732)	—	(4,732)	—
Noncontrolling interest	(342)	(391)	(1,513)	(1,482)
FFO attributable to common stockholders	$26,444	$23,177	$108,782	$113,357
Calculation of MFFO
FFO attributable to common stockholders	$26,444	$23,177	$108,782	$113,357
Adjustments:
Acquisition expenses	3,411	1,346	5,803	5,404
(Gain) loss on extinguishment of debt, net	16	1,940	(63)	2,095
Net amortization of above- and below-market leases	(272)	(261)	(1,208)	(821)
Straight-line rental income	(719)	(855)	(3,512)	(4,571)
Amortization of market debt adjustment	(423)	(673)	(2,054)	(2,685)
Change in fair value of derivatives	(1,444)	(134)	(1,510)	(118)
Noncontrolling interest	(29)	(21)	18	10
MFFO attributable to common stockholders	$26,984	$24,519	$106,256	$112,671

Earnings per common share:
Basic:
Weighted-average common shares outstanding	185,082	182,101	183,876	183,678
Net income (loss) per share	$0.02	$(0.01)	$0.05	$0.07
FFO per share	0.14	0.13	0.59	0.62
MFFO per share	0.15	0.13	0.58	0.61
Diluted:
Weighted-average common shares outstanding	187,867	184,886	186,665	186,394
Net income (loss) per share	$0.02	$(0.01)	$0.05	$0.07
FFO per share	0.14	0.13	0.58	0.61
MFFO per share	0.14	0.13	0.57	0.60

(1)	Certain prior period amounts have been restated to conform with current year presentation.
About Phillips Edison Grocery Center REIT I, Inc.
Phillips Edison Grocery Center REIT I, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of December 31, 2016, the Company owned and managed an institutional quality retail portfolio consisting of 153 grocery-anchored shopping centers totaling approximately 16.7 million square feet. For more information, please visit the Company’s website at www.grocerycenterREIT1.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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